Pricing Supplement Dated Decmber 5, 1997                      Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
 Prospectus Supplement dated September 5, 1997)

                                PHH CORPORATION
                               Medium-Term Notes

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Principal Amount:              $50,000,000                    Trade date:          December 5, 1997
Currency or Currency  Unit:    US Dollars                     Original Issue Date: December 10, 1997
Issue Price:                   100.00%                        Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000                    Agent (s): Merrill Lynch & Co.
Maturity Date:                 December 10, 1998              CUSIP Number:    69332H EZ 5
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate       [ ] CD Rate    [ ] Federal Funds Effective Rate
                           [X] LIBOR   [ ] Treasury Rate   [ ] Prime Rate   [ ] Other
                               ( ) Reuters Page:                            (see attached)

                               (X) Telerate Page:  3750
Spread:                    minus .10%

Initial Interest Rate:     To Be Determined December 8, 1997

Interest Reset Dates:      December 10, 1997; March 10, 1998; June 10, 1998;and
                           September 10, 1998 or next Business Day

Interest Determination Date: Quarterly, 2 London Banking Days prior to Interest
                             Reset Date.


Interest Payment Dates:    March 10, 1998; June 10, 1998; September 10, 1998;
                           and at maturity.

Index Maturity:            Three month

Day Count Convention:      [X]  Actual/360    [ ] Actual/Actual      [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes      [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes         [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                     % of Principal Amount.

Other Terms: